Exhibit (c) 2

                                   BEFORE THE
                     PENNSYLVANIA PUBLIC UTILITY COMMISSION



Petition of Metropolitan Edison Company and           :     Docket Nos.
Pennsylvania Electric Company for Interim Relief      :     P-00001860
Pursuant to Section F.2 of Their Approved             :     P-00001861
Approved Restructuring Plan                           :


CERTIFICATION OF A MATERIAL QUESTION

Background

            On November 26, 2000, Metropolitan Edison Company (Met-Ed) and Pennsylvania Electric Company (Penelec) (jointly referred to as the Companies) filed the above-captioned petitions for expedited Commission authorization to implement an interim deferral tracking mechanism for their provider of last resort generation service (PLR service) under the terms of Sections F.2 and F.9 of the Met-Ed and Penelec restructuring plan Settlement (Petition). Under Section F.2 of the Settlement, PLR service obligations to retail electric customers in the Companies' service territories were to be met through implementation of a competitive default service program (CDS Program), under which customers would be assigned to licensed competitive EGSs beginning June 1, 2000. No EGSs, however, submitted qualified bids to provide PLR service at or below the Companies' existing generation rate caps.

            Owing to the lack of qualified CDS Program bids, the Companies had to go into the wholesale power markets during a period of high prices in 2000. The Companies assert that these costs exceeded the shopping credits, causing them to incur costs above the rate cap. For this reason, the Companies filed the instant Petition, proposing a deferral tracking mechanism which will not impose an immediate increase in rates, but which permits the Companies to defer for accounting and regulatory purposes the actual costs they incur above their present capped rate levels to provide PLR service to customers on and after January 1, 2001. The Companies agree to offset, as a credit to the deferral balance, all savings arising from PLR purchase power costs which fall below their present rate caps. The deferral will be collected as an increase or decrease to the Companies' stranded costs. The Companies assert that this mechanism will avoid the need for an immediate exception to the rate caps.

            On December 1, 2000, this proceeding was assigned to the Bureau of Fixed Utilities Service. On December 21, 2000, this proceeding was re-assigned to the Office of Administrative Law Judge.

            The   undersigned  is  assigned  to  this   proceeding  and  to  the
GPU/FirstEnergy merger proceeding at Docket Nos. A-110300F0095 and A-110400F0040. A Motion to Consolidate this proceeding and the merger proceeding is outstanding, but has not been acted upon because of the Motions to Dismiss. Thirty-three participants filed petitions to intervene or notices of intervention in the merger proceeding. The ten participants which intervened in the instant proceeding are also participants in the merger proceeding.

            On January 4 and 10, 2001, Prehearing conferences were held jointly with the GPU/FirstEnergy merger proceeding. At the January 10 Prehearing conference, I told the PLR proceeding intervenor parties that I would not act on their requests to dismiss because they were contained in their responses to the Petition, but would consider formal motions to dismiss. I also informed the parties that instead of ruling on the Motions to Dismiss I would certify the question in time for Commission consideration at the January 24, 2001 Public Meeting. Accordingly, on January 16, 2001, OTS, OCA and the Met-Ed Industrial Users Group (MEIUG) and the Penelec Industrial Customer Alliance (PICA) each filed a Motion to Dismiss the Petitions by e-mail, and on January 19, 2001, the Companies filed an Answer to Motions to Dismiss by e-mail. The parties' consent to this process constitutes a waiver of the discretionary briefing schedule provided for in 52 Pa. Code Section 305(c). The Companies' Answer to Motions to Dismiss seems to add a request not present in its Petition, namely that the Commission permit immediate commencement of the Companies' proposed deferral mechanism on an interim basis, pending completion of this proceeding. Answer to Motions to Dismiss, pp. 16-17.

The Question Certified

            Should the Petitions be dismissed as a matter of law because the Companies' proposed CDS Program, containing an interim deferral tracking mechanism,

            a. increases stranded cost above the level approved in the restructuring proceedings and Settlement;

            b. is inconsistent with the Electric Generation Customer Choice and Competition Act (Act) and the terms and conditions of the Settlement in the Met-Ed and Penelec restructuring proceedings because

                  i. it would create a new category of stranded costs after the restructuring is complete; and because

                  ii.   the Companies' PLR costs do not fall within the three
categories of   stranded costs defined in Section 2803 of the
Act.  66 Pa. C.S.Section 2803; and

            c. allows the Companies to exceed the generation rate cap by charging rates in excess of the rate cap and deferring collection of the rates until a later time without meeting any of the standards for a rate cap exception set forth in Section 2804(4)(iii) of the Act, 66 Pa. C.S.Section 2804(4)(iii)?

Compelling Reasons Why Interlocutory Review Will Expedite The Conduct Of The Proceeding

            Although the Companies should be afforded some type of relief to avoid a lesser version of what California electric utilities now face, the undersigned agrees with the motions to dismiss and would answer the certified question in the affirmative.

            The certification process places the issue before the Commission more quickly than an initial decision dismissing the Petitions because an initial decision would not be ripe for Commission action until the exception period ran.

            The Commission's answer to the certified question will effect how this proceeding and the GPU/FirstEnergy merger proceeding are litigated.

            If the Commission answers the certified question in the negative, this PLR proceeding can be consolidated with the merger proceeding. This will allow for a May 2001 Commission order in both cases, because the merger procedural schedule sets May as the date for Commission action. It appears that a May decision in this case would benefit the Companies because the next bidding date under the CDS Program is June 1, 2001.

            If the Commission answers the certified question in the affirmative, the Petitions will be dismissed and the Joint Applicants will have to seek relief in a different manner. A generation rate adjustment does not appear to be possible because GPU, Inc. has divested itself of all generation.

Whether A Stay Of The Proceeding Has Been Placed In Effect

            The proceeding is stayed because the undersigned informed the parties that he would not act on the outstanding Motion for Consolidation or set a procedural schedule until the Commission answers the certified question.

The Extract Of The Record

            Submitted with this certification are the following: Appendix A, the Companies' Petition; Appendix B, the OTS motion to dismiss; Appendix C, the OCA motion to dismiss; Appendix D, the MEIUG and PICA motion to dismiss; Appendix E, the Companies' answer to the motions to dismiss; Appendix F, the text of Sections F.2 and F.9 of the Companies' restructuring settlement; and Appendix G, the text of Section 2804(4)(iii) of the Act.

            The Appendices to the OCA Motion to Dismiss are not attached to Appendix C herein. The Appendices which are pleadings are not executed because the parties e-mailed them to the undersigned. The executed copies will be available in the file.

Dated:      January 19, 2001
            ----------------        ------------------------------------
                                        LARRY GESOFF
                                        Administrative Law Judge